Exhibit 99.1

            YORK International Names C. David Myers As CEO

    YORK, Pa.--(BUSINESS WIRE)--Feb. 13, 2004--YORK International Corporation (NYSE:YRK) today announced that C. David Myers has been named as the company's Chief Executive Officer, effective February 10, 2004. As announced in October of 2003, Mr. Myers succeeds Michael R. Young, who retired on February 9, 2004.
    Mr. Myers has been President and a Director since 2003. He has served in a number of leadership roles with YORK, including Executive Vice President and Chief Financial Officer of the company. His responsibilities have also included various senior-level roles with the operating units of the company in which he contributed to significant operational improvements. Mr. Myers holds a Bachelor of Science degree from Pennsylvania State University.
    Mr. Gerald C. McDonough, Chairman of the Board, commented, "Dave is an outstanding executive and has excellent leadership skills. He has made numerous contributions to YORK's growth and development and we are pleased to have an individual of his caliber to drive the vision of the company for the future."
    YORK International Corporation is a full-line, global manufacturer of heating, ventilating, air conditioning and refrigeration (HVAC&R) products. YORK is the largest independent supplier of HVAC&R equipment in the United States and a leading competitor in the industry internationally. The Company's products are sold in more than 125 countries and YORK has approximately 23,000 employees worldwide.


    CONTACT: YORK International Corporation
             David Kornblatt, 717-771-7008